EXHIBIT 23.1





CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement on Form S-8 for the American Express Incentive Savings Plan of our reports (a) dated February 3, 1994, with respect to the consolidated financial statements and schedules of American Express Company included in its Annual Report on Form 10-K for the year ended December 31, 1993 and (b) dated April 30, 1993, with respect to the financial statements and schedules of the American Express Incentive Savings Plan included in the Plan's Annual Report on Form 11-K for the year ended December 30, 1992, filed with the Securities and Exchange Commission.



                                  /s/ Ernst & Young


New York, New York
May 25, 1994

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